UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2006

FRONTIER OIL CORPORATION
(Exact name of registrant as specified in its charter)

Wyoming	1-7627	74-1895085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10000 Memorial Drive, Suite 600 Houston, Texas		77024-3411
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 688-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Executive Retiree Medical Benefit

On February 22, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of Frontier Oil Corporation (the “Company”) approved the Executive Retiree Medical Benefit Plan (the “Plan”). The Plan is to provide a post-retirement medical benefit for executives at the level of Executive Vice President and above. Mr. James R. Gibbs, Mr. W. Reed Williams and Mr. Michael C. Jennings are the only executives currently covered under this Plan.

Summary and Purpose

In order to facilitate the transition of senior leadership at Frontier and in recognition of service to the Company, a post-retirement medical benefit has been created for executives at the level of Executive Vice President and above. A summary of the proposed coverage appears in the table below:

	Minimum Benefit	Maximum Benefit
Qualification:
Title	EVP and above	EVP and above
Length of Service	> 5 but less than 20 years	> 20 or more years
Age	58 or older	62 or older
Benefit Provided:
Employee, until age 65 (1)	Same medical benefits as active employees	Same medical benefits as active employees
Spouse, until age 65 (1)	Same medical benefits as active employees	Same medical benefits as active employees
Employee, after age 65 (1)	No Benefit	Supplement to Medicare Parts A, B & D (2)
Spouse, after age 65 (1)	No Benefit	Supplement to Medicare Parts A, B & D (2)
Cost to Executive:
Annual Premium	1.25 x COBRA Rate (3)	1.0 x COBRA Rate(3)
Deductibles and Co-Pays	Per medical plan	Per medical plan

1)	Or until the actual date of Medicare eligibility, if later.
2)
Medicare Part A is coverage for hospitalization and hospice care. Medicare Part B primarily covers doctors’ fees, most outpatient hospital services, certain related charges, and many home health services. Medicare Part D covers prescription drug benefits.

3)
The COBRA rate is premium cost (expected claims + fixed fees) of the medical benefit for the Company’s employee group + 2% administrative fee, currently about $12,000 per year for employee + spouse coverage prior to age 65, and $9,200 per year for supplemental coverage to Medicare Parts A, B, & D (employee and spouse) thereafter.

Detail Description of Proposed Benefit and Cost to Company

Qualification
To qualify for this benefit, the executive must i) have retired from full-time employment with Frontier Oil Corporation after January 1, 2006, ii) have held the title of Executive Vice President or higher and iii) have provided service to the Company for at least five years, and iv) have been covered under the Frontier Oil Corporation Health Care Plan while an active employee.

Nature of Benefit
The retiree’s medical benefit varies with age and level of service. The minimum benefit is a continuation of medical coverage for the executive and his spouse in the plan available to Company employees until each of the executive and his spouse reach Medicare eligibility. For example, if the executive reaches Medicare eligibility prior to his spouse, his coverage under the minimum plan would terminate while the spouse’s coverage continues until she is Medicare-eligible. Thus, the minimum benefit is a “bridge to Medicare.” The maximum benefit (for qualifying executives) would include the “bridge to Medicare” until the executive or his spouse become Medicare-eligible, and then supplemental coverage to Medicare Part A, B, and D for each thereafter. The supplemental coverage is intended to pick up the difference in benefits between Medicare Part A, B, and D and the Frontier Plan. Note: Once the retired executive and/or his spouse is Medicare-eligible, then Medicare is the primary carrier and the Frontier supplemental coverage is secondary.

Cost to Executive
A significant component of the cost of this plan will be paid by the executive. Thus, the benefit is intended primarily to provide the executive with access to medical coverage at a reasonable cost - not to provide the executive with free medical care.

For the Minimum Benefit, the executive would pay 1.25 x the Company’s COBRA rate, effectively 1.25 x the premium cost of providing this benefit to the Company’s employee group. The 1.25 x factor is proposed because individuals 60 - 65 years of age generally incur medical expenses at a higher rate than the average of individuals younger than age 60.

For the Maximum Benefit, the executive’s cost would fall to 1.0 x the Company’s COBRA rate. This is justified since the 62-year old executive has 18 months of COBRA coverage available to him under law at the 1.0 x COBRA rate, which takes him to within 18 months of Medicare eligibility. Once Medicare eligible, the Company’s average cost of providing the supplemental Medicare coverage to retirees is used as the proxy for setting the executive’s premium, providing an apples-to-apples comparison for setting this rate.

Cost to Company
Due to the plan design, the benefit is intended to be approximately cost-neutral to the Company. This statement, however, is based on statistical averages across a broad group of covered employees. The actual costs of providing medical coverage to any single executive or his spouse will vary significantly. The Company’s actual cost incurred for an individual will be mitigated by two factors:

1)	The Company purchases stop-loss coverage which currently limits the Company’s exposure to $100,000 in annual claims for any single employee or covered dependent, and

2)
The plan provides for a lifetime claims payment limit of $2 million (inside Frontier’s approved provider network) and $1 million (outside Frontier’s approved provider network) for any covered individual.

Reservation of Rights

The Company reserves the right to modify or terminate this Plan in the future at its sole discretion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER OIL CORPORATION

By: /s/ Michael C. Jennings
Michael C. Jennings
Executive Vice President - Chief Financial Officer

Date: February 24, 2006